Exhibit (a)(5)(C)

PARKER HANNIFIN CORPORATION EXTENDS ITS CASH OFFER FOR

DENISON INTERNATIONAL PLC

January 22, 2004—Cleveland—Parker Hannifin Corporation (NYSE: PH) announced today that it has extended the initial offer period of its tender offer to purchase all of the outstanding shares of Denison International plc (Nasdaq: DENHY) for $24.00 per share in cash without interest. The offer, unless further extended or terminated, is extended until 8:00 a.m., New York City time, on Thursday, February 5, 2004, and includes all of the outstanding A Ordinary Shares (£8.00 par value per share); as well as all of the Ordinary Shares ($0.01 par value per share), including those Ordinary Shares represented by American Depositary Shares, outstanding at any time during the offer.

Parker is extending the offer because all of the conditions to the offer, including obtaining required foreign regulatory approvals, were not satisfied or waived before the expiration of the initial offer period, which was scheduled to expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004.

While Parker expects to obtain these regulatory approvals, the approval process in some jurisdictions may take more than 30 days. If all of the conditions to the offer, including obtaining required foreign regulatory approvals, are not satisfied or waived on or before the new expiration date, Parker expects to extend the offer for additional ten business day periods as necessary until such conditions are satisfied.

As a consequence of the extension of the initial offer period, holders of Denison shares may tender or withdraw their shares until 8:00 a.m., New York City time, on Thursday, February 5, 2004 unless the offer is further extended or earlier terminated. If the offer is further extended, Parker will issue a press release no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was previously scheduled to expire.

Denison shareholders holding approximately 47% of the outstanding Ordinary Shares, including those Ordinary Shares represented by American Depositary Shares, on a fully diluted basis and approximately 99% of the outstanding A Ordinary Shares on a fully diluted basis have entered into tender agreements with Parker to tender their shares.

As of 5:00 p.m., New York City time, on January 21, 2004, approximately 89% of the total number of Denison’s outstanding A Ordinary Shares on a fully diluted basis and approximately 87% of the total number of Denison’s outstanding Ordinary Shares, including those Ordinary Shares represented by American Depositary Shares, on a fully diluted basis had been validly tendered and not withdrawn. These include 6,248 A Ordinary Shares and 9,152,089 Ordinary Shares, including those Ordinary Shares represented by American Depositary Shares. Of the 9,152,089 Ordinary Shares, 213,318 Ordinary Shares (including those Ordinary Shares represented by American Depositary Shares) were tendered pursuant to guaranteed delivery procedures.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 46,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Parker Hannifin:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks, including the ability to successfully consummate the announced transaction. All statements regarding future performance, earnings projections, events or developments, including expectations relating to the receipt of required foreign regulatory approvals and the timing thereof, are forward-looking statements. It is possible that the future performance of Parker may differ materially from current expectations depending on economic conditions within its industrial markets, and Parker’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. It is also possible that the actions of foreign regulatory authorities may materially affect Parker’s expectations regarding the receipt of the required foreign regulatory approvals and the timing thereof. Parker makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

Securities Legend:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Denison. The tender offer has been made solely by an offer to purchase and a related letter of transmittal and form of acceptance, which Parker has filed with the Securities and Exchange Commission (the “SEC”) and disseminated to Denison’s shareholders free of charge. Denison has filed a solicitation/recommendation statement with respect to the tender offer with the SEC and has disseminated it to its shareholders free of charge. The tender offer materials, including the offer to purchase, the related letter of transmittal and form of acceptance and other offer documents, and the solicitation/recommendation statement contain important information. Shareholders of Denison should read this information carefully before making any decisions about the tender offer. All of these materials are available free of charge on the SEC’s website at www.sec.gov.

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